                                                                    EXHIBIT 10.4



       ==================================================================


                         CERTIFICATE PURCHASE AGREEMENT
                                (SERIES 1996-1)


                           dated as of April 29, 1996


                                     among


                         AVONDALE RECEIVABLES COMPANY,


                             AVONDALE MILLS, INC.,
                            AS THE INITIAL SERVICER,


                        THE PURCHASERS DESCRIBED HEREIN,


                                      and


                      THE FIRST NATIONAL BANK OF CHICAGO,
                                    as Agent


       ==================================================================

                               TABLE OF CONTENTS
||

                                   ARTICLE I
                                  DEFINITIONS



SECTION 1.1 Definitions  . . . . . . . . . . . . . . . . . .  . . . .   2

                                   ARTICLE II
                       PURCHASE AND SALE OF CERTIFICATES

SECTION 2.1  The Commitments  . . . . . . . . . . . . . . . .  . . . .   2
SECTION 2.2  Purchase Mechanics . . . . . . . . . . . . . . .  . . . .   3
SECTION 2.3  Reduction of Stated Amounts  . . . . . . . . . .  . . . .   4
SECTION 2.4  Certificates . . . . . . . . . . . . . . . . . .  . . . .   5


                                  ARTICLE III
                         REDUCTIONS IN INVESTED AMOUNT

SECTION 3.1  Transferor's Right to Reduce Invested Amount.  .  . . . .   5
SECTION 3.2  Notice to Purchasers.  . . . . . . . . . . . . .  . . . .   5


                                   ARTICLE IV
                          TRANCHES, INTEREST AND FEES

SECTION 4.1  Tranches . . . . . . . . . . . . . . . . . . . .  . . . .   6
SECTION 4.2  Fees . . . . . . . . . . . . . . . . . . . . . .  . . . .   7
SECTION 4.3  Yield Protection . . . . . . . . . . . . . . . .  . . . .   7
SECTION 4.4  Illegality; Unavailability . . . . . . . . . . .  . . . .  10
SECTION 4.5  Indemnity  . . . . . . . . . . . . . . . . . . .  . . . .  10
SECTION 4.6  Taxes  . . . . . . . . . . . . . . . . . . . . .  . . . .  11


                                   ARTICLE V
                              OTHER PAYMENT TERMS

SECTION 5.1  Time and Method of Payment . . . . . . . . . . .  . . . .  12
SECTION 5.2  Pro Rata Treatment . . . . . . . . . . . . . . .  . . . .  13

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES


SECTION 6.1  Transferor . . . . . . . . . . . . . . . . . . .  . . . .  13
SECTION 6.2  Initial Servicer and Avondale  . . . . . . . . .  . . . .  14
SECTION 6.3  Purchasers . . . . . . . . . . . . . . . . . . .  . . . .  15

                                  ARTICLE VII
                                   CONDITIONS

SECTION 7.1  Conditions to Initial Purchase . . . . . . . . .  . . . .  15
SECTION 7.2  Conditions to Each Purchase  . . . . . . . . . .  . . . .  19

                                  ARTICLE VIII
                                   COVENANTS

SECTION 8.1  Affirmative Covenants  . . . . . . . . . . . . .  . . . .  20
SECTION 8.2  Negative Covenants . . . . . . . . . . . . . . .  . . . .  21
SECTION 8.3  Transfers  . . . . . . . . . . . . . . . . . . .  . . . .  21

                                   ARTICLE IX
                           AGENT; REQUIRED PURCHASERS

SECTION 9.1  Appointment  . . . . . . . . . . . . . . . . . .  . . . .  22
SECTION 9.2  Nature of Duties . . . . . . . . . . . . . . . .  . . . .  22
SECTION 9.3  Lack of Reliance on Agent and Financial Advisor   . . . .  22
SECTION 9.4  Certain Rights of Agent  . . . . . . . . . . . .  . . . .  23
SECTION 9.5  Reliance . . . . . . . . . . . . . . . . . . . .  . . . .  23
SECTION 9.6  Indemnification  . . . . . . . . . . . . . . . .  . . . .  23
SECTION 9.7  Agent in its Individual Capacity . . . . . . . .  . . . .  24
SECTION 9.8  Resignation by Agent . . . . . . . . . . . . . .  . . . .  24
SECTION 9.9  Required Purchasers.   . . . . . . . . . . . . .  . . . .  25

                                   ARTICLE X
                            MISCELLANEOUS PROVISIONS


SECTION 10.1  Amendments  . . . . . . . . . . . . . . . . . .  . . . .  25
SECTION 10.2  No Waiver; Remedies . . . . . . . . . . . . . .  . . . .  26
SECTION 10.3  Successors and Assigns; Assignments . . . . . .  . . . .  26
SECTION 10.4  Survival of Agreement . . . . . . . . . . . . .  . . . .  31
SECTION 10.5  Expenses; Indemnification . . . . . . . . . . .  . . . .  31
SECTION 10.6  Entire Agreement  . . . . . . . . . . . . . . .  . . . .  33
SECTION 10.7  Notices . . . . . . . . . . . . . . . . . . . .  . . . .  33

SECTION 10.8  No Third-Party Beneficiaries  . . . . . . . . .  . . . .  34
SECTION 10.9  Severability of Provisions  . . . . . . . . . .  . . . .  34
SECTION 10.10 Counterparts  . . . . . . . . . . . . . . . . .  . . . .  34
SECTION 10.11 Governing Law . . . . . . . . . . . . . . . . .  . . . .  34
SECTION 10.12 Tax Characterization  . . . . . . . . . . . . .  . . . .  34
SECTION 10.13 No Proceedings  . . . . . . . . . . . . . . . .  . . . .  34

||

                                    SCHEDULE


SCHEDULE I       Amount of Each Initial Purchaser's Certificate


                                    EXHIBITS

EXHIBIT A        Form of Pooling and Servicing Agreement
EXHIBIT B        Form of Receivables Purchase Agreement
EXHIBIT C        Form of Series 1996-1 Supplement
EXHIBIT D        Form of Assignment Agreement


                                    APPENDIX

APPENDIX X       Index of Additional Defined Terms

        This CERTIFICATE PURCHASE AGREEMENT, dated as of April 29, 1996 (this "Agreement"), is made among AVONDALE RECEIVABLES COMPANY, a Delaware corporation ("Transferor"), AVONDALE MILLS, INC., an Alabama corporation ("Avondale", "Servicer" or "Initial Servicer"), the purchasers named on the signatures pages of this Agreement (together with their respective permitted assigns, the "Purchasers"), and THE FIRST NATIONAL BANK OF CHICAGO ("FNBC"), as agent for the Purchasers (in that capacity, together with any successors in that capacity, "Agent").

                                   BACKGROUND

        1. Transferor (a) will enter into a Pooling and Servicing Agreement substantially in the form of Exhibit A (the "Pooling Agreement") with Initial Servicer, as initial Servicer, and, Manufacturer and Traders Trust Company, a New York banking corporation, as trustee (in that capacity, together with any successors in that capacity, the "Trustee"), (b) is party to a Receivables Purchase Agreement substantially in the form of Exhibit B and (c) will enter into a Series 1996-1 Supplement to the Pooling Agreement substantially in the form of Exhibit C (the "Supplement"). Pursuant to the Pooling Agreement and the Supplement, Transferor will obtain the Series 1996-1 Certificates (the "Certificates"), which will represent fractional undivided beneficial interests in the assets of the Avondale Receivables Master Trust (the "Trust"), a trust to be organized pursuant to the Pooling Agreement.

        2. Transferor wishes to obtain the commitment of each Purchaser to purchase fractional undivided beneficial interests in the assets of the Trust (each a "Trust Interest") that will be evidenced by its Certificate. Subject to the terms and conditions of this Agreement, each Purchaser is willing to agree to so make purchases of Trust Interests, up to the Stated Amount (as defined below) set forth opposite its name in Schedule I. Initial Servicer and Avondale have joined in this Agreement to confirm certain representations, warranties and covenants for the benefit of the Purchasers and the Agent.

        4. The Certificates and the Trust Interests represented thereby will serve as a bridge financing until Transferor is able to effect a more widely distributed securitization, and it is intended that they will be repaid in full and cancelled as soon as practicable from the proceeds of such a securitization.

                                   ARTICLE I
                                  DEFINITIONS


        SECTION 1.1 Definitions. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Supplement or, if not defined in the Supplement, in Appendix A to the Pooling Agreement. An index of terms defined directly in this Agreement is attached as Appendix X.


                                   ARTICLE II
                       PURCHASE AND SALE OF CERTIFICATES


        SECTION 2.1 The Commitments. (a) Subject to the terms and conditions of this Agreement (including Section 2.1(c)), the Pooling Agreement and the Supplement, each Purchaser agrees, severally and for itself alone, upon Transferor's request (through Servicer), to make purchases (each a "Purchase") of Trust Interests from time to time during the Revolving Period; provided, that no Purchaser will be required or permitted to make a Purchase on any date if the funded principal amount of its Certificate, after giving effect to the Purchase, would exceed the lesser of (a) the Stated Amount of its Certificate and (b) its Percentage (as defined below) multiplied by the Invested Amount.
In addition, no Purchaser will be required or permitted to make a Purchase if, after giving effect thereto (and any corresponding reduction to the Invested Amount pursuant to Section 3.1), the Net Invested Amount would exceed the Base Amount. The Purchases by the Purchasers shall be made ratably in accordance with their respective Percentages; provided, that the failure of any Purchaser to make any Purchase shall not relieve any other Purchaser of its obligation to make Purchases hereunder. No Purchaser shall, however, be responsible for the failure of any other Purchaser to make any Purchase. Subject to the terms of this Agreement, the aggregate principal amount of a Purchaser's investment represented by its Certificate may be increased or decreased from time to time.

        (b) For purposes of this Agreement, "Percentage" means, with respect to each Purchaser, the percentage equivalent (carried out to twelve decimal places) of a fraction the numerator of which is the Stated Amount of such Purchaser's Certificate and the denominator of which is the sum of the Stated Amounts of all of the Purchasers' Certificates. The initial Percentages of the initial Purchasers, and the Stated Amounts of their Certificates, are set out opposite their names in Schedule I.

        (c) Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, no Purchaser that is a Structured Lender shall be obligated to make any Purchase, and each Purchase by it shall be discretionary, in its sole discretion, if: (i) one or more Support Banks for such Structured Lender shall have agreed (which agreement may be several and not joint) in writing to make any Purchase that such Structured Lender would otherwise be required to make hereunder, and (ii) each such Support Bank shall have confirmed, for the benefit of the other parties hereto and Trustee, its obligation to make such Purchases by executing and delivering this Agreement or an assignment agreement substantially in the form of Exhibit D. FNBC, as Support Bank for Falcon Asset Securitization Corporation ("Falcon"), hereby confirms, for the benefit of such parties and Trustee, its obligation to make any Purchase that Falcon would otherwise be required to make hereunder.

        SECTION 2.2  Purchase Mechanics.  (a)  Whenever Transferor wishes the
Purchasers to make Purchases, it shall cause Servicer to notify the Agent   if
the Trust Interests to be purchased initially will form a part of (i) the ABR Tranche, not later than noon, New York City time, one Business Day prior to the date of the proposed Purchase and (ii) the Eurodollar Tranche, not later than 2:00 p.m., New York City time, three Business Days prior to the date of the proposed Purchase; provided that the notice to the Agent of the initial Purchase hereunder may be provided up to (but no later than) 10:00 a.m. on the Closing Date and such Purchase shall form a part of the ABR Tranche. Each notice shall be irrevocable and shall in each case refer to this Agreement and specify (x) the aggregate purchase price for the requested Purchases (which shall be in a minimum amount of $2,000,000 or a greater integral multiple of $1,000,000 (or in the total unutilized amount of the various Purchasers' Stated Amounts)), (y) whether the Trust Interests to be purchased will form a part of the ABR Tranche or the Eurodollar Tranche and (z) the date of the Purchase (which shall be a Business Day) and the amount thereof. If no election required by clause (y) is made in any notice, then the Trust Interests obtained in the Purchase shall form a part of the ABR Tranche. The Agent shall promptly advise the Purchasers of any notice given pursuant to this section and of the amount of each Purchaser's Purchase.

        (b) After receiving notice from the Agent of any notice given pursuant to subsection (a) and subject to the conditions in Article VII, each Purchaser shall make a Purchase in the amount of its pro rata portion of aggregate Purchases requested to be made, ratably according to its Percentage, on the proposed date thereof by wire transfer in Dollars of immediately available funds to the Agent at the office designated from time to time by the Agent, not later than 10:00 a.m., New York City time, and the Agent shall (unless notified in writing that any condition precedent has not been satisfied), by noon, New York City time, on the same day, make available to Transferor by wire transfer of Dollars in immediately available funds the aggregate amount of the funds received. Unless the Agent shall have received written notice from a Purchaser prior to the date of any Purchase that the Purchaser will not make available to the Agent its purchase price, the Agent may (but shall not be required to) assume that the Purchaser has made that portion available to the Agent on the date of the Purchase in accordance with this subsection, and the Agent may, in reliance upon that assumption, make available to Transferor on that date a corresponding amount.

        (c) If and to the extent that any Purchaser shall not have made its purchase price available to the Agent and the Agent has made available a corresponding amount to Transferor, such Purchaser agrees to repay to the Agent forthwith on demand a corresponding amount, together with interest thereon, for each day from the date the amount is made available to Transferor until the date the amount is repaid to the Agent (i) for the first three days following the date the amount is made available, at a rate per annum equal to the Federal Funds Rate and (ii) thereafter, at a rate per annum equal to the Federal Funds Rate plus 1%. If the Purchaser shall repay to the Agent a corresponding amount, the amount shall constitute its Purchase for purposes of this Agreement, and if Transferor shall have already made the repayment (as provided below), the Agent shall make a corresponding amount immediately available to Transferor. At any time after the Agent learns that a Purchaser has failed to make the purchase price for a Purchase available as described above, the Agent promptly shall give notice to Transferor and Servicer of that failure, and upon notice Transferor will be required to refund to the Agent an amount equal to that purchase price, together with interest on the amount at the rate of interest applicable to such Purchase (determined in accordance with Section 4.1 of the Supplement).

        SECTION 2.3   Reduction of Stated Amounts.   Upon at least three
Business Days' prior irrevocable notice to the Agent in writing, Transferor may reduce the Stated Amounts of the Certificates; provided, that (a) each partial reduction of the Stated Amounts shall be, in the aggregate for all Certificates, in an integral multiple of $1,000,000 and in a minimum principal amount of $2,000,000 and (b) no partial reduction shall be made that would reduce the aggregate Stated Amounts to an amount less than the Invested Amount at the time of the reduction. Each reduction in the Stated Amounts shall be made ratably among the Purchasers in accordance with their respective Stated Amounts. The Agent shall promptly advise the Purchasers of any notice given pursuant to this section. Each reference in this Agreement to the "Stated Amount" of a Certificate means the Stated Amount of the Certificate after giving effect to any reductions made pursuant to this section.

        SECTION 2.4 Certificates. The outstanding amounts of the Purchases made by each Purchaser shall be evidenced by its Certificate, to be issued on the Closing Date substantially in the form of Exhibit A to the Supplement.
Each Purchaser shall and is hereby authorized to record on the grid attached to its Certificate (or at its option, in its internal books and records) the date and amount of each Purchase made by it, the amount of each repayment of the principal amount represented by its Certificate, the portions of its Purchases that are from time to time allocated to the ABR Tranche and the Eurodollar Tranche, and any reductions to the Stated Amount of its Certificate made pursuant to Section 2.3 (which shall be conclusive absent manifest error); provided, that failure to make any recordation on the grid or records or any error in the grid or records shall not adversely affect the Purchaser's rights with respect to its interest in the assets of the Trust and its right to receive interest in respect of the outstanding principal amount of all Purchases made by the Purchaser.


                                  ARTICLE III
                         REDUCTIONS IN INVESTED AMOUNT


        SECTION 3.1 Transferor's Right to Reduce Invested Amount. Transferor may, on at least one Business Day's prior notice by Transferor or Servicer to the Agent, reduce the Invested Amount by causing an amount of funds equal to the desired amount of the reduction that are available for this purpose in accordance with the terms of the Supplement to be transferred to the Agent, for the account of the Purchasers (and application to the respective and ratable reduction of the funded principal amount of the Certificate of each Purchaser), provided that any reduction to the aggregate funded principal amounts represented by the Certificates must be in a minimum amount of $1,000,000 (or the entire funded principal amount, if less) or a greater integral multiple of $1,000,000.

        SECTION 3.2 Notice to Purchasers. The Agent shall promptly advise the Purchasers of any notice received by the Agent pursuant to Section 3.1.


                                   ARTICLE IV
                          TRANCHES, INTEREST AND FEES


        SECTION 4.1 Tranches. (a) All Purchases made hereunder shall be included in a single Eurodollar Tranche or a single ABR Tranche; it being understood that only one Tranche shall be outstanding at any time and that all new Purchases hereunder (after the initial Purchase) shall be deemed to be part of the then outstanding Tranche.

        (b)  Subject to the terms and conditions set forth in this section and
Section 4.4, Transferor shall have the option: (x) on any Business Day, to convert the ABR Tranche to the Eurodollar Tranche and (y) on the last day of any Interest Period of the Eurodollar Tranche, to convert the Eurodollar Tranche to the ABR Tranche and/or to continue the Eurodollar Tranche as a new Eurodollar Tranche, the Interest Period for which shall commence on the last day of the prior Interest Period; provided, that:

                 (i) subject to Section 4.4, each conversion or continuation shall be made ratably among the Purchasers in accordance with their respective amounts of the Purchases comprising the converted or continued Tranche, and

                 (ii) no outstanding Eurodollar Tranche may be continued as the Eurodollar Tranche, and no portion of the ABR Tranche may be converted into the Eurodollar Tranche, at any time that an Early Amortization Event has occurred and is continuing; and any Interest Period for the Eurodollar Tranche that commences after the commencement of the Amortization Period must begin on a Distribution Date and end on the next Distribution Date.

        (c) If Transferor wishes to convert and/or continue a Tranche under this section, Transferor shall notify the Agent in writing (i) in the case of a conversion to or continuation of the Eurodollar Tranche, not later than 2:00 p.m., New York City time, three Business Days prior to the date of the proposed conversion or continuation date and (ii) otherwise, not later than noon, New York City time, one Business Day prior to the date of the proposed conversion or continuation. Each notice shall be irrevocable and shall refer to this Agreement and specify (x) the identity and amount of the Tranche that Transferor wishes to convert or continue, (y) whether the Tranche is to be converted into or continued as a Eurodollar Tranche and (z) the date of the proposed conversion or continuation (which shall be a Business Day). If Transferor shall not have delivered a timely notice in accordance with this section with respect to any Tranche, the Tranche shall, at the end of the Interest Period applicable to it (unless repaid pursuant to the terms hereof), automatically be converted into or continued as the ABR Tranche. The Agent shall promptly advise the Purchasers of any notice given pursuant to this section and of each Purchaser's portion of any converted or continued Tranche.

        (d) In accordance with Section 4.1 of the Supplement, each Purchaser and the Agent will be entitled to receive additional interest (at the rate specified therein) on amounts that are not paid when due under this Agreement or under its Certificate.

        SECTION 4.2 Fees. (a) Each Purchaser shall be entitled to receive from Collections a fee (a "Non-Usage Fee") (i) for the period from the Closing Date up to (but not including) the day corresponding to the Closing Date in the month falling six months after the month in which the Closing Date occurs (or if there is no such corresponding day, through the last day of that sixth month), equal to 0.25% per annum, and (ii) thereafter, until the end of the Revolving Period, equal to 0.40% per annum, on the daily average of (i) the Stated Amount of its Certificate minus (ii) the amount represented by the Purchaser's Percentage of the Invested Amount. The Non-Usage Fee shall be payable in arrears on each Distribution Date. The Non-Usage Fee for any Distribution Date shall be calculated on the basis of the actual number of days elapsed since the preceding Distribution Date (or, if prior to the first subsequent Distribution Date after the Closing Date, during the period from the Closing Date to such Distribution Date) over a year of 365 or 366 days, as applicable.

        (b) In addition, Transferor shall pay (i) to each of the initial Purchasers, on the date of this Agreement, an up-front fee in the amount specified in the fee letter (the "Fee Letter") dated April 3, 1996 from First Chicago Capital Markets, Inc. to Avondale and (ii) to the Agent, for its own account, an agency fee, payable at the times and in the amounts specified in such fee letter.

        SECTION 4.3 Yield Protection. (a) Notwithstanding any other provision herein, if, after the date hereof, either:

                 (i) the adoption of any law, rule or regulation (including any imposition or increase of reserve requirements) or any change after the date hereof in the interpretation or administration of any law, rule or regulation by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or

                 (ii) the compliance by a Purchaser with any new or revised guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law), shall subject a Purchaser to the imposition or modification of any reserve (including any imposed by the Federal Reserve Board), special deposit or similar requirement (including a reserve, special deposit or similar requirement that takes the form of a tax) against assets of, deposits with or for the account of, or credit extended by, the Purchaser or the office from time to time that it designates to the Agent as the office through which it makes and maintains its Purchases comprising part of the Eurodollar Tranche (as to each Purchaser, its "LIBOR Office") or impose any other condition on a Purchaser affecting the Eurodollar Tranche or its obligations hereunder, and as a result of either of the foregoing there shall be any increase in the cost to the Purchaser of agreeing to make or making, funding or maintaining Purchases as a Eurodollar Tranche (except to the extent already included in the determination of the Eurodollar Rate), or there shall be a reduction in the amount received or receivable by the Purchaser or its LIBOR Office, then, upon written notice from the Purchaser to Transferor and Servicer (with a copy to the Agent), signed by an officer of the Purchaser with knowledge of and responsibility for such matters, and setting forth in reasonable detail the calculation used to arrive at the amounts, the Purchaser shall be entitled to receive such additional amounts sufficient to indemnify that Purchaser against the increased cost or reduction in amounts received or receivable, solely from amounts allocated thereto and paid pursuant to the Supplement; provided, that any Purchaser entitled to compensation pursuant to this Section shall designate a different LIBOR Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in such Purchaser's sole judgment, be otherwise disadvantageous to such Purchaser.

        (b) If a Purchaser shall reasonably determine that the adoption after the date hereof of any law, rule or regulation regarding capital adequacy or capital maintenance, or any change after the date hereof in any of the foregoing or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Purchaser, any of its lending offices or its holding company with any new or revised request or directive regarding capital adequacy or capital maintenance (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Purchaser's capital or the capital of its holding company as a consequence of this Agreement, the commitment of such Purchaser to make Purchases or the Purchases made by such Purchaser pursuant hereto to a level below what the Purchaser or its holding company could have achieved but for the adoption, change or compliance (taking into consideration the Purchaser's policies, and the policies of its holding company, with respect to capital adequacy), then, upon written notice from the Purchaser to Transferor and Servicer (with a copy to the Agent), signed by an officer of the Purchaser with knowledge of and responsibility for such matters, and setting forth in reasonable detail the calculation used to arrive at the amounts, the Purchaser shall be entitled to receive such additional amounts as will compensate the Purchaser or its holding company for the reduction, solely from amounts allocated thereto and paid pursuant to the Supplement; provided, that any Purchaser entitled to compensation pursuant to this Section shall designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in such Purchaser's sole judgment, be otherwise disadvantageous to such Purchaser.

        (c) A Purchaser shall promptly notify Transferor, Servicer and the Agent in writing of any event of which it has knowledge occurring after the date hereof that will entitle it to compensation pursuant to this section. A certificate of the Purchaser, signed by an officer of the Purchaser with knowledge of and responsibility for such matters, and setting forth in reasonable detail the calculation used to arrive at the amounts necessary to compensate the Purchaser or its holding company as specified in subsection (a) or (b), as the case may be, shall be delivered to Transferor and Servicer and shall be conclusive absent demonstrable error.

        (d) Failure on the part of a Purchaser to demand compensation for any amounts as specified in subsection (a) or (b) with respect to any period shall not constitute a waiver of its right to demand compensation with respect to that period or any other period; provided, that no such demand may be made for any period before 180 days preceding the date of such demand. The protection of this section shall be available to the Purchasers regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition that shall have occurred or been imposed.

        (e) Promptly after giving any notice to Transferor pursuant to this section, a Purchaser will seek to designate one of its offices located at an address other than that previously designated pursuant to this Agreement as the office from which its Purchases will be made after the designation if it will avoid the need for, or materially reduce the amount of, any payment to which the Purchaser would otherwise be entitled pursuant to this section and will not, in the sole and reasonable discretion of the Purchaser, be otherwise disadvantageous to the Purchaser.

        SECTION 4.4 Illegality; Unavailability. (a) In the event that on any date any Purchaser shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that the making or continuation of its Purchases as a Eurodollar Tranche has become unlawful by compliance by the Purchaser in good faith with any law, governmental rule, regulation or order or has become impossible as a result of a contingency occurring after the date hereof that materially and adversely affects its interbank eurodollar market, then, and in any such event, that Purchaser shall promptly give notice (by telephone confirmed in writing) to Transferor, Servicer and the Agent (which notice the Agent shall promptly transmit to each Purchaser) of that determination. The obligation of the affected Purchaser to make or maintain its Purchases as the Eurodollar Tranche during any such period shall be terminated at the earlier of the termination of the Interest Period then in effect for the Eurodollar Tranche or when required by law, and Transferor shall, no later than the time specified for the termination, convert any Purchases of the affected Purchaser that constitute part of the Eurodollar Tranche into a part of the ABR Tranche.

        (b) If, prior to the beginning of any Interest Period, the Agent shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that: (i) Dollar deposits in the relevant amount and for the Interest Period are not available in the relevant interbank eurodollar market or (ii) by reason of circumstances affecting the interbank eurodollar market, that adequate and fair means do not exist for ascertaining the Eurodollar Rate applicable to the Eurodollar Tranche, then the Agent shall promptly give notice of this determination to Transferor, Servicer and to each Purchaser. Thereafter, and continuing until the Agent shall notify Transferor, Servicer and each Purchaser that the circumstances giving rise to this determination no longer exist, (x) the Eurodollar Tranche will, on the last day of the applicable Interest Period, convert into a part of the ABR Tranche, (y) the right of Transferor to request a Eurodollar Tranche shall be suspended and
(z) any Purchases requested to be made as the Eurodollar Tranche prior to such time but not yet made shall be made as the ABR Tranche.

        SECTION 4.5 Indemnity. If a Purchaser shall incur any losses, expenses or liabilities (including any interest paid to lenders of funds borrowed by it to fund any Purchase of a Certificate as the Eurodollar Tranche and any loss sustained in connection with the re-deployment of such funds) as a result of (a) the failure of a Purchase to be made on a date specified therefor in a notice delivered by Transferor pursuant to Section 2.2 (other than any such failure resulting from the Purchaser's default in the performance of its obligations hereunder) or (b) any repayment, including under Section 3.1, of the Eurodollar Tranche on a date that is not the last day of the Interest
Period applicable to the Eurodollar Tranche or that is any date other than the date specified in a notice of repayment given by Servicer, then, upon written notice (which notice shall be signed by an officer of the Purchaser with knowledge of and responsibility for such matters and shall set forth in reasonable detail the basis for requesting the amounts) from the Purchaser to Transferor and Servicer, additional amounts sufficient to indemnify the Purchaser against the losses, expenses and liabilities, but not for any lost profits associated therewith, shall constitute "Additional Amounts" for purposes of the Supplement, and the Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

        SECTION 4.6 Taxes. (a) Except as otherwise provided below, any and all payments made to each Purchaser under its Certificate shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, excluding taxes imposed on all or part of the net income, profits or gains of such Purchaser or its Participant, Transferee or Affected Party (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) by any jurisdiction under the laws of which such Purchaser, Participant, Transferee or Affected Party is organized, has its principal office or books its investment in its Certificate (or any tax authority thereof) (all the nonexcluded taxes, levies, imposts, charges, deductions, withholdings and liabilities being hereinafter referred to as "Taxes"). If Trustee or the Agent are required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Certificate to a Purchaser, then the sum payable shall be increased by the amount necessary to yield to such Purchaser (after payment of all Taxes) an amount equal to the sum it would have received had no such deductions or withholdings been made, and the additional amount shall constitute "Additional Amounts" for purposes of the Supplement, and the Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

        (b)  Whenever any Taxes are paid by Trustee pursuant to subsection
(a), as promptly as possible thereafter Servicer shall send to the relevant Purchaser the original or a certified copy of an original official receipt showing payment thereof (if any) or any other evidence of the payment as may be available to Servicer through the exercise of its reasonable efforts. If Trustee fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Purchaser the required receipts or other required documentary evidence, the Purchaser shall be entitled to receive, solely from amounts allocated with respect thereto and paid pursuant to the Supplement, additional amounts necessary to indemnify it for any incremental taxes, interest or penalties that may become payable by the Purchaser as a result of any such failure, and the amounts shall constitute "Additional Amounts" for purposes of the Supplement, and the Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

        (c) On or before the date it becomes a party to this Agreement (and, so long as it may properly do so, periodically thereafter, as requested by Servicer, to keep forms up to date), each Purchaser, including any Assignee, that is not a United States person (as defined in section 7701(a)(30) of the Internal Revenue Code), shall deliver to Trustee any certificates, documents or other evidence that shall be required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto to establish that, assuming the Certificates are properly characterized as indebtedness for Federal income tax purposes, it is exempt from existing United States Federal withholding (including backup withholding) requirements, including (i) two original copies of Internal Revenue Service Form 4224 or successor applicable form, properly completed and duly executed by the Purchaser or Assignee certifying that it is entitled to receive payments under this Agreement or any Certificate without deduction or withholding of any United States Federal income taxes, or (ii) an original copy of Internal Revenue Service Form W-8 or applicable successor form, properly completed and duly executed; provided, that if any Purchaser does not comply with this subsection 4.6(c), amounts payable to such Purchaser under this Section 4.6 shall be limited to amounts that would have been payable under this section if such Purchaser had so complied.

        (d) The Transferor shall not be required pursuant to this Section to indemnify any Purchaser, Participant, Transferee or Affected Party that itself is not incorporated under the laws of the United States of America or a state thereof or that is purchasing its Certificate from or holding its Certificate in an office not located within the United States of America or a state thereof (a "Non-U.S. Party"), or to pay any additional amounts to any Non-U.S. Party, in each case in respect of United States Federal withholding tax to the extent that the obligation to withhold amounts with respect to United States Federal withholding tax existed (i) in the case of a Purchaser, Participant or Transferee, on the date such Non-U.S. Party became a party to this Agreement or otherwise acquired a Certificate or any interest therein or (ii) in the case of an Affected Party, on the date such Non-U.S. Party became a Support Bank.


                                   ARTICLE V
                              OTHER PAYMENT TERMS


        SECTION 5.1 Time and Method of Payment. (a) All amounts payable to any Purchaser hereunder or with respect to its Certificate shall be made to the Agent for the account of the Purchaser by wire transfer of immediately available funds in Dollars not later than 2:00 p.m., New York City time, on the date due. Any funds received after that time will be deemed to have been received on the next Business Day. The Agent shall distribute all payments to the Purchasers, in accordance with their respective interests, prior to the close of business on the Business Day on which any payment is deemed received.

        (b) On any date on which a payment to one or more Purchasers hereunder or under the Certificates is due and payable, the Agent may (but in no event shall be required to) assume that the payment has been made available to the Agent on the date of the payment in accordance with this section, and the Agent may (but in no event shall be required to), in reliance upon this assumption, make payment of a corresponding amount to the Purchasers. If and to the extent any amounts shall not have so been made available to the Agent, each Purchaser irrevocably and unconditionally agrees to repay to the Agent forthwith on demand the amount of payment it received together with interest thereon, for each day from the date payment is made by the Agent until the date the amount is repaid to the Agent, (i) for the first three days following the date the payment is made, at a rate per annum equal to the Federal Funds Rate and (ii) thereafter, at a rate per annum equal to the Federal Funds Rate plus 1%.

        SECTION 5.2 Pro Rata Treatment. Each repayment of the principal of the Certificates, (except as otherwise required by Section 2.2(c)), each payment of interest thereon, each payment of the Non-Usage Fee, each reduction of the Stated Amounts and each conversion or continuation of any Tranche (except as otherwise required by Section 4.4(a) with respect to conversions) shall be allocated pro rata among the Purchasers on the date of payment or reduction, in accordance with their respective Percentages. Each Purchaser agrees that in computing its portion of any Purchases to be made hereunder, the Agent may, in its discretion, round each Purchaser's pro rata share of the Purchases to the next higher or lower whole dollar amount.


                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES


        SECTION 6.1 Transferor. As of the Closing Date, Transferor represents and warrants to the Purchasers that each of its representations and warranties in the Pooling Agreement and Purchase Agreement is true and correct, as if made on the Closing Date, and further represents and warrants that:

                 (a) no Early Amortization Event or Unmatured Early Amortization Event exists;

                 (b) assuming the accuracy of each Purchaser's representations set out in Section 6.3 and that no Purchaser (and no Person acting on any Purchaser's behalf) has made a general solicitation or general advertising within the meaning of the Securities Act, the offer and sale of the Certificates in the manner contemplated by this Agreement is a transaction exempt from the registration requirements of the Securities Act, and the Pooling Agreement is not required to be qualified under the Trust Indenture Act of 1939, as amended; and

                 (c) no information supplied by or on behalf of Transferor, Avondale or any of its Subsidiaries to the Agent or the Purchasers in connection with the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made or the information was furnished.

        SECTION 6.2 Initial Servicer and Avondale. As of the Closing Date, each of Initial Servicer and Avondale represents and warrants to the Purchasers that:

                 (a) each of its representations and warranties in the Pooling Agreement and the Purchase Agreement is true and correct;

                 (b) the Pro Forma Financial Data present fairly in all material respects the pro forma financial position, results of operations and cash flows of Avondale and its consolidated Subsidiaries at the dates and for the periods to which they relate and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise stated therein (except, in the case of quarterly financial statements, for the omission of footnotes and ordinary year-end adjustments, none of which, individually or in the aggregate, would be material);

                 (c) since August 25, 1995 through to the Closing Date (and except as contemplated in the Pro Forma Financial Data), (i) there has been no material adverse change in the financial condition or the earnings, business or operations of Transferor or Avondale, whether or not arising in the ordinary course of business, and (ii) there have been no transactions (except the execution and delivery of Transaction Documents, the Avondale Credit Agreement and the consummation of the transactions and refinancings contemplated thereby, including, without limitation, the acquisition of the "Graniteville Assets" (as defined in the Avondale Credit Agreement), the issuance of Subordinated Debt evidenced by Avondales 10.25% Senior Subordinated Notes due 2006, the repayment of certain outstanding subordinated debt evidenced by Avondale's 5.65% Subordinated Payment-in-Kind Notes due 1998, and the issuance by Avondale Incorporated of its capital stock (as described in Section 13.01 of the Avondale Credit Agreement)) entered into by Transferor, Avondale or the Sellers that are material with respect to the financial condition or the earnings, business affairs or business prospects of Transferor or Avondale; and

                 (d) no information supplied by or on behalf of Transferor, Avondale or any of its Subsidiaries to the Agent or the Purchasers in connection with the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made or the information was furnished.

        SECTION 6.3 Purchasers. As of the Closing Date (or such later date on which it acquires its Certificate in accordance with Section 10.3), each Purchaser represents and warrants (and each Assignee shall be deemed to represent and warrant as of the date that its assignment becomes effective) that:

                 (a) it is a "qualified institutional buyer" as that term is defined under Rule 144A of the Securities Act and it is not purchasing its Certificate with a view to making a distribution thereof (within the meaning of the Securities Act); and

                 (b) it is not a pension, profit sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1975, as amended.


                                  ARTICLE VII
                                   CONDITIONS


        SECTION 7.1 Conditions to Initial Purchase. The obligation of each Purchaser to Purchase its Certificate shall be subject to the satisfaction of the conditions precedent that (x) the Agent shall have received, for the account of such Purchaser, a duly executed and authenticated Certificate registered in its name and in a Stated Amount equal to the amount set out opposite its name on the signature pages of this Agreement, (y) the Agent and its affiliates shall have received certain fees (as described in the Fee Letter) and reimbursement of any expenses referred to in Section 10.5 for which invoices have been presented and
(z) the Agent shall have received, for the account of such Purchaser, an original (except as indicated below) counterpart of the following (each of which, if not in a form attached to this Agreement, shall be in form and substance satisfactory to the Agent):

                 (a) the Supplement, the Pooling Agreement and the Purchase Agreement, each of which shall be in full force and effect, and all actions required to be taken under those documents in connection with the issuance of the Certificates shall have been taken;

                 (b)  each Account Agreement;

                 (c) a certificate of the Secretary, or an Assistant Secretary, of each of Transferor, Servicer, Guarantor and each Seller with respect to:

                         (i) attached copies of resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of the Transaction Documents,

                         (ii) the incumbency and signatures of those of its officers authorized to act with respect to the Transaction Documents,

                         (iii) attached copies of its certificate of
                 incorporation and by-laws;

                 (d) a certificate of an Authorized Officer of each of Transferor, Servicer and each Seller as to the satisfaction of the conditions precedent set forth in Section 7.2,

                 (e) an opinion of counsel to Trustee stating that the Pooling Agreement has been duly authorized, executed and delivered by Trustee and the Certificates have been duly authenticated by Trustee in accordance with the Pooling Agreement;

                 (f)  the Daily Report for the Closing Date;

                 (g) copies of any management or other agreements with regard to the administration of Transferor's business, certified by an Authorized Officer of Transferor;

                 (h) a pro forma balance sheet of Transferor as of the date hereof, after giving effect to the transactions contemplated by the Supplement;

                 (i) confirmation satisfactory to the Agent that the following have been placed with Lexis Document Services or another filing service selected by the Agent for filing, the filing to occur on the Closing Date or the first Business Day thereafter:

                         (i) UCC financing statements naming each Seller, as seller/debtor, and Transferor, as secured party/purchaser, in each office where the filing is necessary for the perfection of the sales or contribution of Receivables and Related Assets by each Seller to Transferor;

                         (ii) assignments of such existing UCC financing statements to Trustee, as assignee of the secured party, in each office where the filing is necessary for the perfection of the sales of Receivables and Related Assets by each Seller to Transferor; and

                         (iii) UCC financing statements naming Transferor, as seller/debtor, and Trustee, as secured party, in each office where the filing is necessary for the perfection of the transfers of Receivables and other Transferred Assets by Transferor to Trustee;

                 (j) results of recent searches of the UCC filing records and tax and ERISA and judgment lien records in such jurisdictions as the Agent shall reasonably require for filings against Avondale (including any predecessors in interest to Avondale going back five years) and Transferor, showing no filings of record that cover any of the Receivables or the other Transferred Assets other than (i) the financing statements referred to in subsection (i) (to the extent shown in the searches) and (ii) any other filings as to which the Agent has received signed UCC-3 termination statements or pay-off letters in form and substance satisfactory to it;

                 (k) the following opinions addressed to the Agent, the Purchasers and Trustee, and in each case as to the matters and in such form and substance as shall be satisfactory to the Agent, the Purchasers and Trustee:

                         (i) opinions of King & Spalding as to certain
                 corporate and securities matters, Federal and state tax and UCC matters, true sale and non-consolidation; and

                         (ii) opinions of Bradley, Arant, Rose & White as to
                 certain corporate, state tax and UCC matters;

                 (l) evidence, reasonably satisfactory to the Agent and the Purchaser, of the payment of all taxes, fees and other governmental charges, if any, incidental to the issuance of the Certificates and to the consummation of the transactions contemplated hereunder and under the Pooling Agreement;

                 (m) a solvency certificate of the chief financial officer of Avondale with respect to the Sellers, which certificate shall be addressed to the Agent and the Purchasers and shall be in form and substance satisfactory to the Agent;

                 (n) a report of Commercial Lending Consultants, in form and substance satisfactory to the Agent;

                 (o) evidence that the acquisition of Graniteville Company and related merger transactions have been completed;

                 (p) a certificate of the Secretary of Avondale to the effect that the conditions precedent to the effectiveness of the Avondale Credit Agreement and any necessary amendments to other debt documents shall have been satisfied or waived;

                 (q) an Intercreditor Agreement executed by Trustee and the appropriate agent or agents under the Avondale Credit Agreement, and evidence satisfactory to the Agent that UCC financing statements (if any) filed under the Avondale Credit Agreement do not cover the Transferred Assets and that any approvals required under the Avondale Credit Agreement have been obtained;

                 (r) such sublicenses and assignments as the initial Purchasers shall require with regard to all computer and data recovery software used by Servicer or any Seller in connection with the servicing of the Transferred Assets, which sublicenses and assignments will permit any substitute Servicer to use such software;

                 (s) a copy of the Credit and Collection Policy, certified by an appropriate officer of Avondale; and

                 (t) any other information, certificates, opinions and documents as the Agent may have reasonably requested.

        If the conditions specified above have not been fulfilled on the date hereof, any condition specified in this Agreement shall not have been fulfilled when and as required in this Agreement or waived by the Purchasers, in each case a Purchaser's obligations to purchase the Certificates pursuant to this Agreement may be terminated by notice to Transferor. In addition, if, under the circumstances, it shall not be feasible for the Purchasers to invest on the date the funds that are held available by the Purchasers for the Purchase, Transferor shall pay the Purchasers interest on the funds at the Alternate Base Rate from the date of the notice until the next succeeding Business Day on which it is feasible for the Purchasers to invest the funds. Nothing in this paragraph shall operate to relieve Transferor from any of its obligations hereunder or otherwise waive any of the Purchasers' rights against Transferor.

        SECTION 7.2 Conditions to Each Purchase. The obligation of each Purchaser to make any Purchase on any day (including those comprising the initial Purchase) shall be subject to the conditions precedent that on the date of the Purchase, before and after giving effect thereto and to the application of any proceeds therefrom, the following statements shall be true:

                 (a) the representations and warranties of Transferor and Initial Servicer set out in this Agreement (other than in Section 6.2(b) or (c)) are true and accurate in all material respects as of that date with the same effect as though made on that date (unless specifically stated to relate to an earlier date); and

                 (b) no Early Amortization Event or Unmatured Early Amortization Event has occurred and is continuing.

        The giving of any notice pursuant to Section 2.2 shall constitute a representation and warranty by Transferor, Avondale and Initial Servicer that the foregoing statements (limited, in the case of subsection (a) to the representations and warranties of the Person deemed to make the representation and warranty referred to in this sentence) are true.

                                  ARTICLE VIII
                                   COVENANTS


        SECTION 8.1 Affirmative Covenants. Transferor, Avondale and Initial Servicer each severally covenant and agree that, until the Certificates have been paid in full, it will:

                 (a) duly and timely perform all of its covenants and obligations under each Transaction Document to which it is a party;

                 (b) with reasonable promptness deliver to each Purchaser such information, documents, records or reports respecting the Program or the Receivables as the Agent may from time to time reasonably request on behalf of any Purchaser;

                 (c) at the same time any report (including any Daily Report, Cash Flow Report, Monthly Report or annual auditors' report), notice or other document is provided, or caused to be provided, by Transferor or Servicer to Trustee under the Pooling Agreement, provide the Agent (for the benefit of each Purchaser) with a copy of the report;

                 (d) if requested by the Purchasers after the 6 month anniversary of the Closing Date, cause the Certificates to be rated by one or more nationally recognized rating agencies, at the expense of Servicer paid out of the Servicing Fee;

                 (e) during regular business hours and (so long as no Early Amortization Event has occurred and is continuing) upon five Business Days prior written notice, permit the Agent (or such other Person as the Agent may designate from time to time), or their respective agents or representatives (including certified public accountants or other auditors), at the expense of the Servicer paid out of the Servicing
        Fee, (i) to examine and make copies of and abstracts from, and to conduct accounting reviews of, all Records in the possession or under the control of Servicer, Transferor or any Seller, including the related Contracts and purchase orders, invoices and other agreements related thereto, and (ii) to visit the offices and properties of Servicer, Transferor or any Seller for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Receivables or the Related Transferred Assets or the performance by Servicer, Transferor or any Seller of their respective obligations under any Transaction Document with any officer, employee or representative of Servicer, Transferor or any Seller. The Agent may (but shall not be obligated to) conduct, or cause its agents or representatives to conduct, reviews of the types described in this paragraph (each such review, a "Receivables Review") whenever the Agent, in its reasonable judgment, deems any such review appropriate; provided, that before the occurrence and continuance of an Early Amortization Event, the Agent (or its agent or representative) shall have the right to request a Receivables Review not more than twice in any calendar year;

                 (f) maintain credit insurance policies with respect to the Receivables in a manner reasonably consistent with Avondale's practices prior to the Closing Date, and (at all times after May 30, 1996) cause Trustee to be named as a loss payee under such policies; and

                 (g) comply with the covenants made by it in the back-up certificates delivered to King & Spalding in support of opinions given by that firm on the Closing Date with respect to true sale and substance consolidation issues.

        SECTION 8.2 Negative Covenants. (a) Notwithstanding Section 1.7 of the Purchase Agreement, Transferor, Avondale and Avondale Incorporated shall not cause or permit any Domestic Subsidiary of Avondale or Avondale Incorporated to become a new Seller unless the Required Purchasers have consented in writing to that addition.

        (b) Transferor covenants and agrees that, until the Certificates have been paid in full, it will not allow (i) to be outstanding over 20 Private Holders of Subject Instruments and (ii) any Subject Instruments to be traded on an Established Securities Market, registered under the Securities Act or offered or sold pursuant to Regulation S (17 CFR 230.901 through 230.904 or any successor thereto) if such offering or sale would have been required to be registered under the Securities Act if the interests so offered or sold had been offered and sold within the United States.

        SECTION 8.3 Transfers. Each Purchaser represents that neither it nor any Person acting on its behalf has made a general solicitation or general advertising, within the meaning of the Securities Act and the rules and regulations thereunder, for the offer or sale of the Certificates. Each Purchaser further agrees that it will not make any general solicitation or general advertising for the offer or sale of the Certificates and will not transfer its Certificate (or any portion thereof) to any Person unless such Person shall have provided the Trustee and Transferor with a certificate to the effect that such Person: (a) is a "qualified institutional buyer" as that term is defined under Rule 144A of the Securities Act and is not purchasing its Certificate with a view to making a distribution thereof (within the meaning of the Securities Act) and (b) is not a pension, profit sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended.


                                   ARTICLE IX
                           AGENT; REQUIRED PURCHASERS


        SECTION 9.1 Appointment. The Purchasers hereby designate FNBC as Agent. Each Purchaser hereby irrevocably authorizes the Agent to take action on its behalf under the provisions of the Transaction Documents and any other instruments and agreements referred to therein and to exercise the powers and perform the duties hereunder and thereunder that are specifically delegated to or required of the Agent by the terms hereof and thereof, and any other powers as are reasonably incidental thereto. The Agent may perform any of its duties by or through its officers, directors, agents or employees.

        SECTION 9.2 Nature of Duties. The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement. Neither the Agent nor any of its officers, directors, agents or employees shall be liable for any action taken or omitted by it or them under any Transaction Document or in connection herewith or therewith, unless caused by their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature, the Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Purchaser, and nothing in any Transaction Document, expressed or implied, is intended to or shall be construed as to impose upon the Agent any obligations in respect of any Transaction Document except as expressly set forth herein.

        SECTION 9.3 Lack of Reliance on Agent and Financial Advisor. Independently and without reliance upon the Agent or the Financial Advisor, each Purchaser, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of Transferor, the Sellers, Servicer, Guarantor and the Trust in connection with the making and the continuation of each Purchase and the taking or not taking of any action in connection herewith and (b) its own appraisal of the creditworthiness of Transferor, the Sellers, Guarantor and Servicer and the merits and risks of an investment in the Certificates, and, except as expressly provided in this Agreement, the Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Purchaser with any credit or other information with respect thereto, whether coming into its possession before the making of a Purchase or at any time or times thereafter. The Agent shall not be responsible to any Purchaser for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of the Transaction Documents or the financial condition of Transferor, the Sellers, Guarantor, Servicer or the Trust or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of any Transaction Document, or the financial condition of Transferor, the Sellers, Guarantor, Servicer or the Trust or the existence or possible existence of any Early Amortization Event or Unmatured Early Amortization Event.

        SECTION 9.4 Certain Rights of Agent. If the Agent shall request instructions from the Required Purchasers with respect to any act or action (including failure to act) in connection with any Transaction Document, the Agent shall be entitled to refrain from acting or taking the action unless and until the Agent shall have received instructions from the Required Purchasers, and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Purchaser shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under any Transaction Document in accordance with the instructions of the Required Purchasers or for refraining to act in the absence of instruction.

        SECTION 9.5 Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Agent believed to be the proper Person. The Agent may consult with legal counsel (including counsel for any Related Person), independent public accountants and other experts selected by the Agent and shall not be liable for any action taken or omitted to be taken in accordance with the advice of such counsel, accountants or experts.

        SECTION 9.6 Indemnification. To the extent the Agent is not reimbursed and indemnified by Transferor or Servicer, the Purchasers will reimburse and indemnify the Agent ratably in accordance with their respective Percentages from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred or suffered by the Agent (including fees and expenses of legal counsel, accountants and experts) in performing its duties or as a result of any action taken or omitted to be taken by the Agent under any Transaction Document or in any way relating to or arising out of any Transaction Document; provided, that no Purchaser shall be liable for any portion of these liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable order).

        SECTION 9.7 Agent in its Individual Capacity. With respect to its obligation to purchase a Certificate under this Agreement, the Agent shall have the rights and powers specified herein for a Purchaser and may exercise the same rights and powers as though it were not performing the duties of the "Agent" specified herein, and the term "Purchasers," "Required Purchasers" and "Holders" or "payees" of any Certificates or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Transferor or Servicer or any Related Person as if the Agent were not performing the duties specified herein, and may accept fees and other consideration from Transferor or Servicer for services in connection with this Agreement and otherwise without having to account for the same to the Purchasers. Each of the parties hereto acknowledges that the Agent will be acting both as agent and as lender under the Avondale Credit Agreement and as a Purchaser and Agent under this Agreement.

        SECTION 9.8 Resignation by Agent. (a) The Agent may resign at any time by giving notice to Transferor and the Purchasers. Such resignation shall take effect upon the appointment of a successor Agent pursuant to subsections
(b) and  (c) below or as otherwise provided below.

        (b) Upon any notice of resignation of the Agent, the Required Purchasers shall appoint a successor Agent hereunder who shall be a commercial bank or trust company reasonably acceptable to Transferor (it being understood and agreed that any Purchaser is deemed to be acceptable to Transferor).

        (c) If a successor Agent is not appointed pursuant to subsection (b) within 30 days after the delivery of the notice referred to in subsection (a), the resigning Agent, with the consent of Transferor, shall then appoint a successor Agent who shall serve as Agent hereunder until the time, if any, that the Required Purchasers appoint a successor Agent as provided above.

        (d)  If no successor Agent has been appointed pursuant to subsection
(b) or (c) above by the 60th day after the date notice of resignation was given by the resigning Agent, such Agent's resignation shall become effective and the Purchasers shall thereafter perform all the duties of the Agent under the

Transaction Documents until the time, if any, that the Purchasers appoint a successor Agent as provided above.

        SECTION 9.9 Required Purchasers. "Required Purchasers" means (i) for purposes of Sections 6.2 of the Supplement, Purchasers having Percentages that aggregate at least 66 2/3%, and (ii) otherwise, Purchasers having Percentages that aggregate more than 50%.


                                   ARTICLE X
                            MISCELLANEOUS PROVISIONS


        SECTION 10.1 Amendments. Except as provided in Section 13.1(a) or (b) of the Pooling Agreement, Transferor, Avondale and Initial Servicer shall not amend, waive or otherwise modify any provision of any Transaction Document to which it is a party, consent to any departure therefrom, or grant any waiver or consent thereunder, unless the same shall have been consented to in writing by the Required Purchasers prior to the effectiveness of the same; provided, however, that no amendment shall (a) decrease in any manner the amount of, or delay the timing of, any allocation, payment or distribution in respect of any Certificate without the prior written consent of each Purchaser affected thereby, (b) amend, modify or waive any provision of this Agreement that requires the approval or consent of a specified percentage of Purchasers without the prior written consent of that percentage of Purchasers, (c) amend, modify or waive the provisions of this section in a manner adverse to the rights of any Purchaser without the consent of that Purchaser, (d) waive any Early Amortization Event arising from a Bankruptcy Event with respect to Transferor, Avondale or any Seller without the consent of each Purchaser, (e) amend or modify the Percentage of any Purchaser without its prior written consent, (f) waive any of the requirements hereunder that the interests of Trustee in the Receivables and the other Transferred Assets be perfected by appropriate UCC filings without the prior written consent of each Purchaser or
(g) amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent; provided further that neither the execution and delivery of a Supplement relating to a refinancing of the Certificates as contemplated by Section 4.9 of the Supplement relating to the Certificates, nor any other amendment to the Transaction Documents in connection with such a refinancing, shall require any consent from any Purchaser, so long as the prior or contemporaneous repayment in full of the Certificates in accordance with Section 5.2 of the Supplement relating to the Certificates is a condition to the issuance of the refinancing certificates, and of the effectiveness of such related amendment. Each Purchaser shall be bound by any modification, waiver or consent authorized by this section.

        SECTION 10.2 No Waiver; Remedies. Any waiver, consent or approval given by any party hereto shall be effective only in the specific instance and for the specific purpose for which given, and no waiver by a party of any breach or default under this Agreement shall be deemed a waiver of any other breach or default. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder, or any abandonment or discontinuation of steps to enforce the right, power or privilege, preclude any other or further exercise thereof or the exercise of any other right. No notice to or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in the same, similar or other circumstances. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        SECTION 10.3 Successors and Assigns; Assignments. (a) This Agreement shall be binding upon, and inure to the benefit of, Transferor, Servicer, Avondale, the Agent, the Purchasers and their respective successors and assigns; provided that none of Transferor, Servicer or Avondale may assign its rights or obligations hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of all the Purchasers, except that Servicer may be terminated in accordance with Sections 10.1 and 10.2 of the Pooling Agreement; and provided further, that no Purchaser or Participant may transfer, pledge, assign, sell participations in or otherwise encumber its rights or obligations hereunder or any interest herein except as permitted under this section.

        (b) No Certificate may be subdivided into an aggregate principal amount of less than 2.1% of the aggregate principal amount of all outstanding Subject Instruments (including the Transferor Certificate) and, if Transferor so specifies, Enhancements (other than as a direct result of a transfer, assignment or other conveyance by a Structured Lender to a Permitted Transferee), and after giving effect to any subdivision (other than a transfer, assignment or other conveyance by a Structured Lender to a Permitted Transferee), there may not be more than 20 Private Holders of Subject Instruments. Subject to the terms of Section 10.3(f), each Purchaser may at any time sell to one or more banks or other entities ("Participants") participating interests in all or any portion of its Certificate and its obligations hereunder (its "Credit Exposure"); provided that such Participant shall have certified to the selling Purchaser that such Participant is a "qualified institutional buyer" (as defined in Rule 144A under the Securities
Act). In the event of any sale by a Purchaser of participating interests to a Participant, the Purchaser shall notify Transferor of the identity of the Participant upon a request by Transferor, the Purchaser's obligations under this Agreement shall remain unchanged, the Purchaser shall remain solely responsible for the performance thereof, and the

Purchaser shall remain the holder of its rights under its Certificate and this Agreement for all purposes under this Agreement, and the other parties to the Transaction Documents shall continue to deal solely and directly with the Purchaser in connection with such rights and obligations under this Agreement. If the proposed Participant is not a Permitted Transferee, prior to any rights of such Participant being recognized hereunder or under any other Transaction Document or Certificates the Purchaser shall provide, or shall cause such Participant to provide, to Transferor such information as Transferor reasonably requests to make the determination required by Section 10.3(f).

        Transferor agrees that each Participant shall be entitled to the benefits (and subject to the duties) of Sections 4.3, 4.5 and 4.6 with respect to its participation in the Certificate. The Purchasers agree that any agreement between them and any Participant in respect of a participating interest shall (x) contain a covenant of the Participant not to make any general solicitation or general advertising for the offer or sale of its interest in the Certificates, (y) require the Participant to comply with the terms of Section
10.13 and (z) not restrict the Purchasers' right to agree to any amendment, supplement or modification of the Transaction Documents except to (i) extend the final maturity of any obligation, (ii) reduce the rate or extend the time of payment of interest thereon or any fees owed to the Purchasers under the Transaction Documents, (iii) reduce the principal amount of any obligation, (iv) release or direct the release of all or substantially all of the Transferred Assets or Trustee's claim to the Transferred Assets, (v) reduce substantially the amount of any reserve included in the calculation of the Base Amount, (vi) increase the amount of the participation from the amount thereof then in effect, or (vii) permit assignment or transfer by Transferor or any Seller of its rights or obligations under the Transaction Documents.

        (c) Subject to the terms of Section 10.3(f), any Purchaser may at any time assign to any Permitted Transferee or to one or more banks or other financial institutions (each, an "Assignee") all or any part of its Credit Exposure; provided that (i) unless assigned to an Affiliate of the Purchaser or to a Permitted Transferee, it assigns all of its Credit Exposure or a portion of its Credit Exposure in an amount not less than $5,000,000, (ii) such Assignee, other than an existing Purchaser, an Affiliate of the Purchaser or a Permitted Transferee, must be reasonably acceptable to the Agent, which acceptance shall not be delayed or withheld unreasonably, (iii) if such Assignee is not a United States person (as defined in section 7701(a)(30) of the Internal Revenue Code), such Assignee shall satisfy the requirements of
Section 4.6(c), provided, that if such Assignee thereafter fails to comply with the requirements of Section 4.6, amounts payable to it under Section 4.6 shall be limited to amounts that would be payable if such Assignee had complied with Section 4.6(c), and (iv) such Assignee shall have certified to the assigning Purchaser that such Assignee is a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act). For purposes of this Section 10.3, a "Permitted Transferee" means, with respect to any Structured Lender, any of its Support Banks; provided, however, that the aggregate number of actual assignments by a Structured Lender to Permitted Transferees at any time outstanding shall not exceed 10.

        In the event of any assignment, the Purchaser (x) shall comply with
Article VI of the Pooling Agreement; provided that no Opinion of Counsel shall be required to be delivered pursuant to Section 6.3(e) of the Pooling Agreement with respect to any transfer to a Permitted Transferee, and (y) shall give notice to Transferor and the Agent and shall deliver to the Agent, for acceptance and recording in its records, an assignment agreement substantially in the form of Exhibit D together with a processing and recordation fee of, in the case of assignments to a Purchaser or an Affiliate of a Purchaser, $1,500 and, in cases of any other assignment, $3,500; provided, that no processing and recordation fee shall be payable in connection with any assignment by a Structured Lender to a Permitted Transferee. Within five Business Days of receipt thereof, the Agent shall, if the assignment agreement has been fully executed by the Assignee and the assignor Purchaser, is completed and is in substantially the form of Exhibit D, execute the assignment agreement and record the information contained therein in its records. Upon the earlier of the expiration of the five Business Day period or the date of the recording, the assignment will become effective; provided, that any assignment by a Structured Lender to a Permitted Transferee shall not require acceptance or recording by the Agent prior to effectiveness and shall become effective immediately upon receipt by the Agent of an assignment agreement appropriately completed in substantially the form of Exhibit D and executed by such Structured Lender and the applicable Permitted Transferee.

        Transferor, Servicer, Avondale, the Agent and the Purchasers agree to extend the rights and benefits under this Agreement to the Assignee to the extent the Assignee would have had if it were a Purchaser that was an original signatory to this Agreement; provided, that the parties hereto shall be entitled to continue to deal solely and directly with the assignor Purchaser in connection with the interests so assigned to the Assignee until the assignment agreement and any required fee, as described above, shall have been delivered to the Agent by the Purchaser and the Assignee and the assignment shall have become effective; provided, further, that notwithstanding anything herein or in the assignment agreement, the Transaction Documents or any Certificate to the contrary, an assignment to an existing Purchaser or an Affiliate of the assigning Purchaser (other than to a Permitted Transferee) shall not become effective, an Assignee (other than a Permitted Transferee) shall not be recognized as a Purchaser and no other rights of an Assignee hereunder or under any other Transaction Document or Certificate shall be recognized unless and until the assigning Purchaser shall have provided, or caused the Assignee to provide, to Transferor such information as Transferor reasonably requests to make the determinations required by Section 10.3(f). Upon the effective assignment of its Credit Exposure, the Purchaser shall be relieved of its obligations hereunder to the extent of the assignment.

        (d) The sale or assignment of any Credit Exposure to any Assignee or Participant (each, a "Transferee") shall not be effective until it has agreed to be bound by the provisions of Section 10.13. Transferor and, the Sellers, the Servicer and Avondale each authorize the Purchasers to disclose to any Transferee and any prospective Transferee any and all information in their possession concerning Transferor, the Sellers, the Servicer or Avondale in connection with the Transferee's credit evaluation of the Program prior to entering into this Agreement.

        (e) Notwithstanding any other provision set forth in this Agreement, the Purchasers may at any time create a security interest in all or any portion of their rights under this Agreement and the Certificates in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

        (f) No transfer, assignment or other conveyance of, or sale of a participation interest in, a Certificate (other than by a Structured Lender to a Permitted Transferee) shall be made unless (i) the aggregate outstanding principal amount of all Certificates transferred, or in which a participation interest is sold, pursuant to such transfer or sale is equal to a principal amount of Certificates that would represent at least 2.1% of the aggregate principal amounts of all Subject Instruments (including the Transferor Certificate) and, if the Transferor so specifies, Enhancements, and (ii) after giving effect thereto, there shall be no more than 20 Private Holders of Subject Instruments, as reasonably determined by Transferor. No Certificate may be subdivided into an aggregate principal amount that would represent less than 2.1% of the aggregate principal amounts of all outstanding Subject Instruments (including the Transferor Certificate) and, if the Transferor so specifies, Enhancements. Any attempted transfer, assignment, conveyance, participation or subdivision in contravention of the preceding restrictions, as reasonably determined by the Transferor, shall be void ab initio and the purported transferor, seller or subdivider of such Certificate shall continue to be treated as the Certificateholder of any such Certificate for all purposes of this Agreement.

        (g) Each Affected Party with respect to each Purchaser shall be entitled to receive additional payments pursuant to Sections 4.3, 4.5, 4.6, and 10.5 as though it were a Purchaser and such Sections applied to its interest in a Certificate or commitment to make or acquire interests in Purchases; provided that such Affected Party shall not be entitled to additional payments pursuant to Section 4.6 attributable to its failure to satisfy, at the time such Affected Party becomes a Support Bank, the requirements of subsection 4.6(c) as if it were an Assignee.

        (h) Each Affected Party claiming increased amounts described in Sections 4.3, 4.5, 4.6 or 10.5 shall furnish, through its related Purchaser, to the Trustee, the Agent, Servicer and Transferor a certificate setting forth in reasonable detail the basis and amount of each request by such Affected Party for any such amounts referred to in such Section, which certificate will be prepared in accordance with the requirements of such Section (if any). Determinations by an Affected Party of any increased amounts referred to in such Sections shall be conclusive, absent demonstrable error. Each Affected Party shall promptly notify, through its related Purchaser, the Trustee, the Agent, Servicer and Transferor of the occurrence of any event of which such Affected Party is aware that would be likely to result in a demand for compensation pursuant to Section 4.3, 4.5, 4.6 or 10.5.

        (i) In connection with any proposal that a bank or other financial institution become a Support Bank for a Purchaser which is a Structured Lender, such Purchaser at its sole discretion, shall be entitled to distribute to any proposed Support Bank on a confidential basis any information furnished to such Purchaser by the Agent pursuant to the Transaction Documents. Each Purchaser which is a Structured Lender shall promptly notify the Agent (who shall promptly notify Transferor) in writing of the identity and interest of each Support Bank for such Purchaser promptly upon the obtaining of such Support Bank. Such Purchaser shall provide to the Agent (who shall, upon request, provide copies of the same to Transferor, Servicer and the Trustee), with respect to each Support Bank, such forms as would be required to be furnished by such Support Bank pursuant to subsection 4.6(c) if such Support Bank were an Assignee.

        (j) Transferor, the Servicer and Avondale agree to assist the Agent in any marketing of the Series 1996-1 Certificates, and Transferor, the Servicer and Avondale agree (promptly upon request) to review any related marketing materials and to provide all reasonably available information deemed necessary by the Agent in such marketing. In addition, Transferor, the Servicer and Avondale will use its best efforts to make appropriate officers and representatives of Transferor, the Sellers and Avondale available to participate in the information meetings for potential investors at such times and places as the Agent may reasonably request.

        SECTION 10.4 Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the Certificates delivered pursuant hereto shall survive the making and the repayment of the Purchases and the execution and delivery of this Agreement and the Certificates and shall continue in full force and effect until all obligations have been paid in full and all commitments of the Purchasers hereunder have been terminated. In addition, the obligations of Transferor under Sections 4.2, 4.3, 4.4, 4.6 and 10.5 and the obligations of the Purchasers under Section 9.6 shall survive the termination of this Agreement.

        SECTION 10.5 Expenses; Indemnification. (a) Transferor and Avondale jointly and severally shall pay on demand (i) all reasonable out-of-pocket fees and expenses (including reasonable attorneys' fees and expenses) of the Agent incurred in connection with the preparation, execution, delivery, administration, amendment, modification and waiver of the Transaction Documents and the making and repayment of the Purchases, including any Servicer or collection agent fees paid to any third party for services rendered to the Purchasers and the Agent in collecting the Receivables and (ii) all reasonable out-of-pocket fees and expenses of the Purchasers and the Agent
(including reasonable attorneys' fees and expenses of their counsel) incurred in connection with the enforcement of the Transaction Documents against Transferor, Servicer, Guarantor and the Sellers and in connection with any workout or restructuring of the Transaction Documents. In addition, Transferor will pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, recording or enforcement of this Agreement or any payment made under the Transaction Documents (other than taxes imposed on net income that are excluded from the definition of Taxes), and hereby indemnifies and saves the Agent and the Purchasers harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay the taxes and fees. Transferor and Avondale jointly and severally agree to reimburse and indemnify the Agent and each Purchaser and their respective officers, directors, shareholders, controlling Persons, employees and agents (collectively, the "Indemnitees") from and against any and all actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred or suffered by the Agent or the Purchasers (including fees and expenses of legal counsel, accountants and experts) in any way relating to or arising out of any Transaction Document.

        Notwithstanding the foregoing (and with respect to clause (x) below, without prejudice to the rights that an Indemnitee may have pursuant to the other provisions of the Transaction Documents), in no event shall any Indemnitee be indemnified against any amounts (w) resulting from gross negligence or willful misconduct by it or on the part of any of its officers, directors, employees or agents, or the breach by such Indemnitee of its obligations under any Transaction Document, (x) to the extent they include amounts in respect of Receivables and reimbursement therefor that would constitute credit recourse to Servicer for the amount of any Receivable or Related Transferred Asset not paid by the related Obligor, (y) to the extent they are or result from lost profits or (z) to the extent they would constitute consequential, special or punitive damages.

        If for any reason the indemnification provided in this section is unavailable to an Indemnitee or is insufficient to hold it harmless, then Transferor and Avondale jointly and severally shall contribute to the amount paid by the Indemnitee as a result of any loss, claim, damage or liability in a proportion that is appropriate to reflect not only the relative benefits received by the Indemnitee on the one hand and Transferor and Avondale on the other hand, but also the relative fault of the Indemnitee (if any), Transferor and Avondale and any other relevant equitable considerations; provided that Transferor's obligations under this section shall be paid by Transferor only to the extent that funds are available to make the payments pursuant to Article IV of the Supplement, and there shall be no recourse to Transferor for all or any part of any amounts payable pursuant to this section if the funds are at any time insufficient to make all or part of any such payments. Any amount which Transferor does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy
Code) against or corporate obligation of Transferor for any such insufficiency.

        (b) If any action, suit, proceeding or investigation is commenced, as to which an Indemnitee proposes to demand indemnification, it shall notify the Transferor and Avondale with reasonable promptness; provided, however, that any failure by such Indemnitee to notify the Transferor and Avondale shall not relieve the Transferor and Avondale from their obligations hereunder (except to the extent that the Transferor and Avondale are prejudiced by such failure to promptly notify). The Transferor and Avondale shall be entitled to assume the defense of any such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to the Indemnitee. The Indemnitee shall have the right to counsel of its own choice to represent it, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless:
(a) the Transferor and Avondale have failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnitee in accordance with the preceding sentence, or (b) the Indemnitee shall have been advised by counsel that there exists an actual or potential conflict of interests among the Transferor and Avondale and such Indemnitee, including situations in which one or more legal defenses may be available to such Indemnitee that are inconsistent with those available to the Transferor and Avondale; provided, however, that Transferor and Avondale shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for fees and expenses of more than one separate firm of attorneys (other than local counsel) at any time for all Indemnitees; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Transferor and Avondale and any counsel designated by the Transferor and Avondale.

        Each of the Transferor and Avondale further agrees that it will not, without the prior written consent of the applicable Indemnitee, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnitee is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each Indemnitee from all liability and obligations arising therefrom.

        SECTION 10.6 Entire Agreement. This Agreement, together with the documents delivered pursuant to Section 7.1 and the other Transaction Documents, including the exhibits and schedules thereto, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all previous oral statements and other writings with respect thereto.

        SECTION 10.7 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by overnight courier or mailed by registered mail, postage prepaid and return receipt requested, or transmitted by facsimile transmission and confirmed by a similar mailed writing to any party at the address for that party set forth (a) on the signature page to this Agreement or (b) to another address as that party may designate in writing to the Agent and Transferor.

        SECTION 10.8 No Third-Party Beneficiaries. Nothing expressed herein is intended or shall be construed to give any Person (other than the parties hereto, the Participants and Assignees described in Section 10.3 and, to the extent provided in Section 10.3, the other Affected Parties) any legal or equitable right, remedy or claim under or in respect of this Agreement.

        SECTION 10.9 Severability of Provisions. Any covenant, provision, agreement or term of this Agreement that is prohibited or is held to be void or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement.

        SECTION 10.10 Counterparts. This Agreement may be executed in any number of counterparts (which may include facsimile) and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

        SECTION 10.11 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

        SECTION 10.12 Tax Characterization. Each party to this Agreement (a) acknowledges that it is the intent of the parties to this Agreement that, for purposes of Federal, applicable state and local income and franchise and other taxes measured by or imposed on income, the Certificates will be treated as evidence of indebtedness secured by the Transferred Assets and the Trust will not be characterized as an association (or publicly traded partnership) taxable as a corporation, (b) agrees that the provisions of the Transaction Documents be construed to further that intent, and (c) agrees to treat the Certificates, for purposes of Federal, state and local income and franchise and other taxes measured by or imposed on income, as indebtedness.

        SECTION 10.13 No Proceedings. (a) Notwithstanding any prior termination of this Agreement, Servicer, the Agent (solely in its capacity as such) and each Purchaser (solely in its capacity as such) hereby agrees that it will not institute against Transferor, or join any other Person in instituting against Transferor, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of "Bankruptcy Event") so long as any Certificates shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any Certificates shall have been outstanding. The foregoing shall not limit the right of Servicer, the Agent or any Purchaser to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted against Transferor by any other Person.

        (b) Notwithstanding any prior termination of this Agreement, each of Servicer, the Agent (solely in its capacity as such), and each Purchaser (solely in its capacity as such) hereby agrees that it will not institute against any Structured Lender, or join any other Person in instituting against any Structured Lender, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of "Bankruptcy Event") for one year plus one day after the latest maturing commercial paper note, medium term note or other debt security issued by such Structured Lender is paid. The foregoing shall not limit the right of Servicer, the Agent or any Purchaser to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted against such Structured Lender by any other Person.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and delivered as of the day and year first above written.

                                  AVONDALE RECEIVABLES COMPANY


                                  By:_______________________________________
                                    Name:___________________________________
                                    Title:__________________________________

                                  Address:        506 South Broad Street
                                                  Monroe, Georgia 30655

                                  Attention:      Treasurer
                                  Telephone:      (770) 267-2226
                                  Facsimile:      (770) 267-2543


                                  AVONDALE MILLS, INC.,
                                    as Servicer


                                  By:_______________________________________
                                    Name:___________________________________
                                    Title:__________________________________

                                  Address:        506 South Broad Street
                                                  Monroe, Georgia 30655

                                  Attention:      Chief Financial Officer
                                  Telephone:      (707) 267-2226
                                  Facsimile:      (707) 267-2543

                                  THE FIRST NATIONAL BANK OF CHICAGO,
                                    as Agent and as Support Bank for Falcon


                                  By:_________________________________________
                                    Name:_____________________________________
                                    Title:  Authorized Signer

                                  Address:        One First National Plaza
                                                  Mail Suite 0079
                                                  Chicago, Illinois 60670
                                  Attention:      W. Edward Covington
                                  Telephone:      (312) 732-5768
                                  Facsimile:      (312) 732-4487


                                  FALCON ASSET SECURITIZATION CORPORATION, as a Purchaser


                                  By:__________________________________________
                                    Name:______________________________________
                                    Title: Authorized Signer

                                  Address:        One First National Plaza
                                                  Mail Suite 0079
                                                  Chicago, Illinois 60670
                                  Telephone:      (312) 732-5768
                                  Facsimile:      (312) 732-4487

                                    SCHEDULE


SCHEDULE I       Amount of Each Initial Purchaser's Certificate


                                    EXHIBITS

EXHIBIT A        Form of Pooling and Servicing Agreement
EXHIBIT B        Form of Receivables Purchase Agreement
EXHIBIT C        Form of Series 1996-1 Supplement
EXHIBIT D        Form of Assignment Agreement


                                    APPENDIX

APPENDIX X       Index of Additional Defined Terms


         The registrants agree to furnish a copy of the Schedule, Exhibits and Appendix listed above to the Securities and Exchange Commission upon request.